UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 27, 2006

Date of Report (Date of earliest event reported)

WHOLE LIVING, INC.

(Exact name of small business issuer as specified in its charter)

        Nevada

           000-26973

87-0621709

(State of incorporation)

  (Commission File No.)

(I.R.S. Employer

Identification No.)

972 North 1430 West

Orem, Utah  84057

(Address of principal executive offices)

(801) 655-5500

(Registrant's telephone number)

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

ITEM 8.01  OTHER EVENTS

Letter of Intent

In January 2006 Whole Living, Inc. acquired a 23% equity interest in ForeverGreen International, LLC, a private company (“ForeverGreen”).  ForeverGreen’s management team joined Whole Living’s management team and we consolidated the product line of Brain Garden, Inc., our wholly-owned subsidiary, with the product line of ForeverGreen.  We also integrated our distributors into the ForeverGreen business model.  Since the business of Whole Living and ForeverGreen are identical, management believes that the acquisition of the remaining interest in ForeverGreen will complete the integration of the two companies and improve the financial condition of Whole Living.

To move toward the integration of the companies, Whole Living, Inc. entered into a letter of intent on October 27, 2006 to acquire the remaining 77% equity interest of ForeverGreen.  The letter of intent is not intended to constitute an enforceable agreement between Whole Living and ForeverGreen, but outlines proposed general terms and conditions of the anticipated transaction.  Whole Living cannot guarantee that the transaction will be completed as outlined in the letter of intent, or at all.

The letter of intent proposes that:

•

Whole Living and ForeverGreen will enter into a plan of reorganization agreement whereby we will acquire the remaining 77% equity interest in ForeverGreen in exchange for 4,240,549 restricted shares of our common stock.

•

The transaction is expected to qualify as a tax free transaction pursuant to the provisions of §368(a)(1) of the Internal Revenue Code of 1986.

•

Whole Living will also acquire 100% of ForeverGreen’s preferred capital rights through the exchange of 1,000,000 restricted shares of Whole Living common stock to the persons who hold those rights.

•

ForeverGreen shall provide audited financial statements as of its most recent year end, with a statement of operations for the past two years and interim financial statements through its most recent month end prior to consummation of the acquisition.

•

Whole Living will change the corporation’s name to reflect the combined entity’s business, and will change our trading symbol on the OTC Bulletin Board.

If the proposed transaction has not been closed by December 29, 2006, or extended in writing by all parties to the letter of intent, then the letter of intent will become void.

SIGNATURES

In accordance with the requirements of the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WHOLE LIVING, INC.

Date: October 30, 2006

By: /s/ Ronald Williams

        Ronald Williams, President